SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN	46204
(Address of principal executive offices)	(Zip Code)

(317) 577-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

Portfolio Acquisition — Purchase Agreement

On November 5, 2013, KRG Development, LLC, a wholly-owned subsidiary of Kite Realty Group Trust (“we,” “our,” “us” and the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with OZ/CLP Hunter’s Creek LLC, OZ/CLP Lakewood LLC, OZ/CLP Northdale LLC, OZ/CLP Burnt Store LLC, OZ/CLP Portofino LP, OZ/CLP Kingwood Commons LP, OZ/CLP Clay LLC, OZ/CLP Trussville I LLC, OZ/CLP Trussville II LLC, and OZ/CLP Beechwood LLC (collectively, the “Seller”) to acquire a portfolio of nine retail properties (the “Portfolio”) for a gross aggregate purchase price of approximately $307 million in cash (the “Portfolio Acquisition”). The assets will be wholly-owned by us and will be unencumbered of debt at closing. On November 6, 2013, we waived our due diligence period under the Purchase Agreement, which terminated an option of the Seller to terminate the Purchase Agreement. We are required to deposit within one business day a nonrefundable deposit of $6 million in connection with this transaction.

The Portfolio consists of nine retail properties with an aggregate owned gross leasable area (“GLA”) of approximately 2.0 million square feet (exclusive of approximately 520,000 square feet of non-owned GLA) that are located in four states in the southern United States.  Seven of these properties are in our existing markets of Florida, Georgia and Texas and two are in a new market (Birmingham, Alabama).

The consummation of the Portfolio Acquisition is not subject to a financing condition.  We plan to fund the purchase price for the Portfolio Acquisition through a combination of net proceeds from an equity offering, cash on hand including from the dispositions of two retail properties we are currently marketing for sale, and borrowings under our unsecured revolving credit facility. On an interim basis, to ensure that we have sufficient proceeds to fund the Portfolio Acquisition in the event that funds from the sources described above are not received by the closing of the Portfolio Acquisition, we have entered into a commitment letter for a $300 million bridge loan, as described below under “Portfolio Acquisition — Bridge Loan.”

We and the Seller have made customary representations, warranties and covenants in the Purchase Agreement. If we breach the Purchase Agreement prior to the closing and the Seller terminates the Purchase Agreement, subject to certain conditions, the Seller may retain our deposit as liquidated damages. If the Seller breaches the Purchase Agreement prior to the closing, we may choose to terminate the Purchase Agreement, in which case our deposit will be returned to us, or seek specific performance. The Seller has agreed to a holdback of a limited portion of the purchase price which could be used for claims brought within nine months after the closing with respect to breaches of representations and warranties made by the Seller in the Purchase Agreement.

The Seller has informed us of a potential claim that may be made by another party regarding the possible sale of the Portfolio.  We and the Seller believe that any such claim is without merit.  If such a claim were brought, we believe that we have certain indemnification and other rights and remedies available to us in such event.

We currently expect that the closing of the Portfolio Acquisition will occur in late 2013 or early 2014.  The closing is subject to the satisfaction or waiver of customary closing conditions set forth in the Purchase Agreement, including the accuracy of the other parties’ representations and warranties and compliance with covenants and agreements, subject in each case to materiality standards, and there can be no assurance that it will be consummated, or if consummated, of the timing thereof. If we breach the Purchase Agreement prior to the closing and the Seller terminates the Purchase Agreement, subject to certain conditions, the Seller may retain our deposit as liquidated damages. If the Seller breaches the Purchase Agreement prior to the closing, we may choose to terminate the Purchase Agreement, in which case our deposit will be returned to us, or seek specific performance.

This report does not constitute an offer of any securities for sale.

Portfolio Acquisition — Bridge Loan

Our Operating Partnership entered into a commitment letter and certain related agreements, dated as of November 1, 2013 and effective November 6, 2013, with KeyBank N.A. which would permit us to draw up to $300 million under a new secured term loan facility (the “Bridge Loan”) that may be funded on or prior to January 6, 2014. Funding under the Bridge Loan, to the extent necessary, would be provided in a single draw-down concurrent with the closing of the Portfolio Acquisition. The commitment letter provides that the Bridge Loan, if drawn, would mature on the six-month anniversary of the date of closing of the Portfolio Acquisition. Funds borrowed under the Bridge Loan will bear interest at a rate, at our option, of LIBOR or a “Base Rate,” in each case, plus a margin equal to that under our unsecured revolving credit facility plus 0.25%. The commitment letter provides that the Bridge Loan may be prepaid in whole or in part, at any time, subject to reimbursement of the lender’s breakage costs associated with any LIBOR borrowings. The commitment will terminate if we receive a threshold amount of proceeds from the issuance of our common shares pursuant to the equity offering described herein, and will otherwise be reduced on a dollar-for-dollar basis by the amount raised in the offering.

The commitment letter provides that the Bridge Loan will be secured by 100% of the equity interests in each entity that owns a property in the Portfolio and guaranteed by us and each entity that owns a property in the Portfolio (the “Guarantors”).

The Bridge Loan would contain representations, affirmative and negative covenants and events of default that are substantially similar to those in our existing unsecured revolving line of credit, as well as certain representations, covenants and events of default relating to the collateral that is specific to the Bridge Loan. The funding of the Bridge Loan is subject to certain conditions, including, among other things, the closing of the Portfolio Acquisition, the granting to the lender of a first priority perfected lien in the collateral,  the absence of a material adverse change in the financial condition of the Operating Partnership and the Guarantors, taken as a whole, the absence of a material adverse change in the loan syndication market, the absence of new information concerning material adverse developments or conditions impacting the Operating Partnership and the Guarantors, taken as a whole, and other customary documentary and diligence closing conditions.

The terms of the Bridge Loan are subject to further changes under circumstances where the Administrative Agent determines that such changes are required in order to ensure a successful syndication of the Credit Agreement.

There can be no assurance that we will successfully be able to enter into the Bridge Loan or what the definitive terms or timing of such financing will be.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “Portfolio Acquisition — Bridge Loan” in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the Portfolio Acquisition is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

The information below is disclosed in connection with the Company’s proposed registered public offering of 32,000,000 shares of common stock (the “Offering”), which the Company announced on November 6, 2013.

Pending Acquisition

Portfolio Overview

The Portfolio consists of nine retail properties with an aggregate owned GLA of approximately 2.0 million square feet (exclusive of approximately 520,000 square feet of non-owned GLA) that are located in four states in the southern United States. Seven of these properties are in our existing markets of Florida, Georgia and Texas and two are in a new market (Birmingham, Alabama). As of September 30, 2013, the Portfolio was 93.2% leased to more than 250 tenants. Aggregate annualized base rent for the Portfolio, based on monthly contractual rent expected to be in place as of January 1, 2014 for each applicable property, will be approximately $23.2 million.

On an as adjusted basis, taking into account the Portfolio Acquisition and the expected two property dispositions, the Company will own interests in 73 operating, redevelopment and development properties totaling approximately 9.9 million square feet of owned GLA.

Below is a summary of key information regarding the properties to be acquired in the Portfolio Acquisition:

Property	State	Metropolitan Statistical Area (MSA)	Year Built/ Renovated	Owned GLA(1)		Percentage of Leased Owned GLA(2)	Annualized Base Rent Revenue(3)	Annualized Base Rent Per Leased Owned GLA(4)	Major Tenants
Lakewood	FL	Jacksonville	1948/1998	196,870		83.5%	$1,886,056	$11.48	Winn Dixie, Stein Mart, Chase Bank

Northdale	FL	Tampa	1985/2002	176,917		94.3%	$1,901,444	$11.39	TJ Maxx, Beall’s, Sweetbay Supermarket (non-owned)

Hunter’s Creek	FL	Orlando	1994	119,729	(5)	96.2%	$1,438,953	$12.49	Publix

Burnt Store	FL	Punta Gorda	1989	95,023		75.5%	$644,844	$8.99	Publix, Home Depot (non-owned)

Portofino	TX	Houston	1999	372,506		94.6%	$5,969,762	$16.94	Sports Authority, Stein Mart, Michael’s, DSW, Old Navy, Conn’s Appliances, PetSmart

Kingwood Commons	TX	Houston	1999	164,366		98.1%	$2,933,179	$18.20	Randall’s, Petco, Chico’s, Talbot’s, The Children’s Place, Jos. A. Bank, Ann Taylor

Trussville I & II	AL	Birmingham	1999	446,484		95.4%	$3,998,119	$9.38	Wal-Mart, Regal Cinema, Marshall’s, Petsmart, Sam’s Club (non-owned), Kohl’s (non-owned)

Colonial Shops at Clay(6)	AL	Birmingham	1966/2003	66,165		94.7%	$786,187	$12.55	Publix

Beechwood	GA	Athens	1961/2005	342,217		95.0%	$3,655,434	$11.25	Fresh Market, TJ Maxx, Stein Mart, Georgia Theatre, Body Plex Fitness, Chico’s, Jos. A. Bank, Ann Taylor Loft, Coldwater Creek, Talbot’s

TOTAL/WEIGHTED AVERAGE				1,980,277		93.2%	$23,213,978	$12.50

(1)                                     Owned GLA represents gross leasable area that is owned by the Company.

(2)                                     Percentage of Leased Owned GLA reflects Owned GLA leased as of September 30, 2013.

(3)                                     Annualized Base Rent Revenue represents the monthly contractual rent as of January 1, 2014 for each applicable property, multiplied by 12.

(4)                                     Annualized Base Rent Revenue and Annualized Base Rent Per Leased Owned GLA assumes Percentage of Leased Owned GLA as of September 30, 2013. Annualized Base Rent Revenue and Annualized Base Rent per Leased Owned GLA do not include tenant reimbursements.

(5)                                     Excludes 107,806 square feet of currently Owned GLA that is under contract to be sold to a tenant at the property for approximately $3.25 million, which contract will be assumed by the Company.

(6)                                     Publix has a right of first offer to purchase this property that has been triggered as a result of the proposed Portfolio Acquisition. There can be no assurance that Publix will not exercise this right, in which case we would not acquire this property.

Set forth below is a lease expiration table for the leases in the Portfolio:

	Number of Expiring Leases	Expiring Owned GLA	Percentage of Total Owned GLA Expiring	Expiring Annualized Base Rent Revenue	Percentage of Total Annualized Base Rent Revenue	Expiring Annualized Base Rent Revenue per Leased Owned GLA
Vacant GLA		134,906
2013	1	1,880	0.1%	$28,670	0.12%	$15.25
2014	41	162,021	8.8%	2,546,969	10.97%	15.72
2015	49	340,587	18.5%	3,936,851	16.96%	11.15
2016	46	264,955	14.4%	4,305,672	18.55%	16.25
2017	35	193,181	10.5%	2,276,911	9.81%	11.79
2018	42	144,075	7.8%	2,345,718	10.11%	16.28
2019	10	118,940	6.4%	1,142,057	4.92%	9.60
2020	9	378,460	20.5%	3,414,684	14.71%	9.02
2021	3	77,905	4.2%	717,241	3.09%	9.21
2022	6	39,237	2.1%	642,018	2.77%	16.36
Beyond	15	124,130	6.7%	1,857,187	8.00%	14.96
TOTAL	257	1,980,277	100.0%	$23,213,978	100.0%	$12.50

As a part of our standard due diligence process in connection with the proposed Portfolio Acquisition, we analyzed the 2014 cash net operating income yield we expect to derive from the Portfolio. We define estimated cash net operating income yield as the percentage derived from dividing the Portfolio’s estimated 2014 cash net operating income by the gross aggregate purchase price of the Portfolio Acquisition. We calculated the expected cash net operating income by subtracting anticipated 2014 cash operating expenses (before interest expense and depreciation and amortization) at each property from the anticipated 2014 cash revenues from each property. On this basis, we estimate that the expected 2014 cash net operating income yield for the Portfolio will be approximately 7.0%. We caution you not to place undue reliance on the expected 2014 cash net operating income yield for the Portfolio because it is based solely on data made available to us in the due diligence process in connection with the proposed acquisition and is calculated on a non-GAAP basis. Our experience once we acquire these properties may change our expectations with respect to the expected 2014 cash net operating income yield. In addition, the actual 2014 cash net operating income yield for these properties may differ from our expectations based on numerous other factors, including difficulties collecting anticipated rental revenues, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein.

Set forth below is a list of the Company’s top ten retail tenants (i) as of September 30, 2013 and (ii) on an as adjusted basis after giving effect to the Portfolio Acquisition and the anticipated dispositions of two assets:

As of September 30, 2013			As of September 30, 2013, as Adjusted
Ranking	Tenant Name	Percentage of Total Annualized Base Rent Revenue(1)	Ranking	Tenant Name	Percentage of Total Annualized Base Rent Revenue(1)(2)
1.	Publix Supermarket	4.6%	1.	Publix Supermarket	4.5%
2.	Bed Bath & Beyond / Buy Buy Baby	2.9%	2.	TJX Companies	2.4%
3.	Dick’s Sporting Goods	2.6%	3.	Bed Bath & Beyond / Buy Buy Baby	2.3%
4.	TJX Companies	2.2%	4.	Dick’s Sporting Goods	2.0%
5.	Lowe’s Home Improvement	1.8%	5.	PetSmart	1.9%
6.	PetSmart	1.8%	6.	Lowe’s Home Improvement	1.4%
7.	Marsh Supermarkets	1.7%	7.	Beall’s	1.3%
8.	Staples	1.6%	8.	Stein Mart	1.3%
9.	Burlington Coat Factory	1.3%	9.	Marsh Supermarkets	1.3%
10.	Beall’s	1.2%	10.	Staples	1.2%
	TOTAL	21.7%		TOTAL	19.6%

(1)                                 Percentage of Total Annualized Base Rent Revenue assumes Percentage of Leased Owned GLA as of September 30, 2013.

(2)                                 Annualized Base Rent Revenue represents, in the case of our current portfolio, the monthly contractual rent as of September 30, 2013 multiplied by 12 for each applicable tenant and, in the case of the properties in the Portfolio we plan to acquire, the monthly contractual rent as of January 1, 2014 multiplied by 12 for each applicable tenant.

Rationale for Acquisition

We believe that the Portfolio Acquisition will provide us with an opportunity to strategically increase our footprint in our targeted markets with a high quality portfolio for the following reasons:

•                  We are obtaining a high quality portfolio at an attractive price in an off-market transaction.  The Portfolio consists of nine high quality centers, a majority of which contain a grocery anchor and are well located within their markets. We are acquiring the Portfolio in an off-market transaction for approximately $150 per square foot, which we believe is a significant discount to replacement cost. We estimate that the anticipated 2014 cash net operating income yield for the Portfolio will be approximately 7.0%. We believe this represents a compelling opportunity for us to acquire high quality real estate consistent with our long term strategy of owning centers in high-growth markets.

•                  The Portfolio will complement our existing portfolio in terms of asset quality, tenant base and geographic distribution.  The Portfolio’s nine retail properties are located in four states in the southern United States. Approximately 1.5 million square feet, or approximately 74%, of the Portfolio’s owned GLA is located in MSAs in Florida, Georgia and Texas, states in which we already have a strong presence and significant operating experience, and seven of the properties are in the top 50 MSAs in the United States. Expansion in these regions enables us to leverage our scalable platform to operate the Portfolio assets with minimal increase in general and administrative costs.

•                  The Portfolio presents us with a significant value creation opportunity.  The Portfolio provides us with an opportunity to create value and grow our net operating income through lease-up of vacant space, roll-over of below-market rents where applicable and pursuit of redevelopment opportunities where appropriate.

•                  The Portfolio Acquisition and this equity offering will improve our balance sheet.  The Portfolio Acquisition, and the completion of the equity offering contemplated by this prospectus supplement, are expected to increase our equity float and reduce our leverage. We anticipate that our net debt to adjusted EBITDA ratio as of September 30, 2013 would decrease on an as adjusted basis from 8.3x to approximately 7.4x, assuming the closing of the Portfolio Acquisition, the completion of this offering, the disposition of certain assets and the funding from our unsecured revolving credit facility and paydown of certain indebtedness. Furthermore, the addition of the nine Portfolio properties to our existing portfolio will significantly increase the value of our unencumbered property pool and create additional liquidity and borrowing capacity for us.

Acquisition and Disposition Activity

We currently are marketing two retail properties for sale. We currently expect that the gross proceeds (before closing costs) from the sale of these two properties will be approximately $25-30 million. There can be no assurance that we will be able to successfully complete the sale of either of these two properties, or that we will be able to achieve the expected aggregate sales price.

Financing Activity

In October 2013, we retired the mortgage secured by our 30 South Meridian operating property in the current principal amount of $20.1 million utilizing a draw on our unsecured revolving credit facility. We intend to secure property-level debt on the asset in the next several months, although there can be no assurance as to when or if we do so or what the terms of such debt would be.

Third Quarter Selected Financial Results

For the three months ended September 30, 2013, our net loss attributable to common shareholders was $0.9 million, compared to a net loss for the same period in the prior year of $3.0 million. Our earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2013 were $21.2 million. Our net debt to adjusted EBITDA ratio as of September 30, 2013, annualized and adjusted as shown in the table below, was approximately 8.3x.

EBITDA is calculated on a non-GAAP basis. A reconciliation of our EBITDA to net loss attributable to common shareholders (the most directly comparable GAAP measure) is included in the below table.

Three Months Ended September 30, 2013
Revenue:
Minimum rent	$23,845,218
Tenant reimbursements	6,048,146
Other property related revenue	2,030,395
Parking revenue, net	296,467
32,220,226
Expenses:
Property operating—Recoverable	4,506,739
Property operating—Non-Recoverable	721,809
Real estate taxes	3,492,909
8,721,457
Net Operating Income—Properties	23,498,769
Other Expense:
General, administrative, and other	(2,114,828)
Acquisition costs	(153,314)
(2,268,142)
Earnings Before Interest, Taxes, Depreciation and Amortization	21,230,627
Depreciation and amortization	(15,393,620)
Interest expense	(7,600,413)
Income tax (expense) benefit of taxable REIT subsidiary	(30,596)
Other (expense) income	(47,013)
(Loss) income from continuing operations	(1,841,015)
Discontinued operations:
Operating income (loss) from discontinued operations, excluding impairment charge	1,353,827
Gain on debt extinguishment	1,241,724
Gain (loss) on sale of operating properties, net of tax expense	486,540
Income (loss) from discontinued operations	3,082,091
Net income (loss)	1,241,076
Net loss (income) attributable to noncontrolling interest	15,174
Net income (loss) attributable to Kite Realty Group Trust	1,256,250
Dividends on preferred shares	(2,114,063)
Net loss attributable to common shareholders	$(857,813)

Set forth below is a reconciliation of EBITDA to adjusted EBITDA and a calculation of our net debt to adjusted EBITDA ratio as of September 30, 2013, annualized and adjusted as shown below.

Ratio of Company share of net debt to adjusted EBITDA as of September 30, 2013:

Company share of consolidated debt		$732,832,957
Less: Cash		(12,130,048)
Less: Construction borrowings for developments under construction(1)		(23,885,303)
		$696,817,606

Q3 2013 EBITDA, annualized:
—consolidated(2)	$84,922,508
—pro forma adjustment(3)	(432,075)
—minority interest EBITDA	(175,281)
Adjusted EBITDA		84,315,152
Ratio of Net Debt to Adjusted EBITDA		8.26	x

(1)                                 Includes construction-related debt with respect to properties that are not generating net operating income.

(2)                                 Represents EBITDA for the three months ended September 30, 2013 (as shown in the table above) multiplied by four.

(3)                                 Represents full year effect of adjustments for seasonality of percentage rent, annualization of mid-third quarter rent commencement, annualizing the Toringdon Market acquisition, and normalizing other property related revenue (including lease termination fees and gains on land sales) and acquisition costs.

We define EBITDA, a non-GAAP financial measure, as net income before litigation charges, depreciation and amortization, interest expense, income tax expense of taxable REIT subsidiary, remeasurement loss on consolidation, gain on debt extinguishment and other expenses. For informational purposes, we have also provided adjusted EBITDA, which we define as EBITDA for the three months ended September 30, 2013, multiplied by four, less minority interest EBITDA and adjustments for seasonality of percentage rent, annualization of mid-third quarter rent commencement, annualizing the Toringdon Market acquisition, and normalizing other property related revenue (including lease termination fees and gains on land sales) and acquisition costs. EBITDA and EBITDA, as adjusted, as calculated by us, are not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA and EBITDA, as adjusted, do not represent cash generated from operating activities in accordance with GAAP, and should not be considered alternatives to net income as an indicator of performance or as alternatives to cash flows from operating activities as an indicator of liquidity.

Given the nature of our business as a real estate owner and operator, we believe that EBITDA and EBITDA, as adjusted, are helpful to investors when measuring operating performance because they exclude various items included in net income or loss that do not relate to or are not indicative of operating performance, such as impairments of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided annualized EBITDA, adjusted as described above. We believe this supplemental information provides a meaningful measure of our operating performance. We believe presenting EBITDA in this manner allows investors and other interested parties to form a more meaningful assessment of our operating results.

Risks Related to the Portfolio Acquisition

RISK FACTORS

Investing in our common shares will provide you with an equity ownership in Kite. As one of our shareholders, you will be subject to risks inherent in our business. The trading price of your common shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 (which is incorporated by reference into this prospectus supplement) before deciding to invest in our common shares.

Risks Related to the Portfolio Acquisition

The market price of our common shares and our earnings per share may decline as a result of the Portfolio Acquisition.

The market price of our common shares may decline as a result of, among other things, the Portfolio Acquisition if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the transaction on our financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the transaction could reduce our future financial performance.

The Portfolio Acquisition is subject to a number of conditions which, if not satisfied or waived, would adversely impact our ability to complete the transaction, and unexpected delays in the consummation of the transaction could impact our ability to timely achieve benefits associated with the transaction.

The Portfolio Acquisition is subject to certain closing conditions, including, among other things, (a) obtaining certain tenant estoppel certificates, and (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards. There can be no assurance that any condition to the closing of the transaction will be satisfied or waived, if permitted, or that any event, development or change will not occur prior to the consummation of the Portfolio Acquisition that would prevent us from completing the transaction, including, without limitation, litigation affecting the Portfolio and unforeseen problems that we identify through our due diligence process. Therefore, there can be no assurance with respect to the timing of the closing of the transaction or whether the transaction will be completed on the currently contemplated terms, other terms or at all.

We may not be able to complete our anticipated property dispositions, resulting in higher than anticipated levels of indebtedness.

We cannot assure you that we will be able to complete our anticipated property dispositions or otherwise obtain alternative sources of financing for the Portfolio Acquisition in the amounts targeted, in the time period expected, on attractive terms, or at all, which could result in greater than anticipated amounts outstanding under the Bridge Loan.

As a result of the additional indebtedness incurred to consummate the Portfolio Acquisition, we may experience a potential material adverse effect on our financial condition and results of operations.

The consummation of the Portfolio Acquisition is not subject to a financing condition. We plan to fund the purchase price through a combination of net proceeds from this offering, cash proceeds from the disposition of two retail properties we are currently marketing for sale, borrowings under our unsecured revolving credit facility and, if necessary, on an interim basis, funds drawn under the Bridge Loan. Our incurrence of new indebtedness could have adverse consequences on our business, such as:

•                  requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

•                  limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•                  increasing the costs of incurring additional debt;

•                  increasing our exposure to floating interest rates;

•                  limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•                  restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•                  restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness;

•                  exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•                  increasing our vulnerability to a downturn in general economic conditions; and

•                  limiting our ability to react to changing market conditions in our industry.

The impact of any of these potential adverse consequences could have a material adverse effect on our results of operations, financial condition and liquidity.

We may fail to consummate the Portfolio Acquisition, which could have a material adverse impact on our financial condition, results of operations and the market price of our common shares.

If the transaction is not completed for any reason, we may be subject to several risks, including, but not limited to, the following:

•                  the requirement that, under certain circumstances, including if the Seller terminates the Purchase Agreement because we have breached the Purchase Agreement, we may be required to forfeit the $6 million deposit we made;

•                  the incurrence of substantial legal, accounting, financial advisory and costs relating to the transaction that are payable whether or not the transaction is completed;

•                  we will have issued a significant number of additional common shares without realizing a corresponding increase in earnings and cash flow from acquiring the Portfolio;

•                  the focus of our management being directed toward the transaction and integration planning instead of on our core business and other opportunities that could have been beneficial to us; and

•                  we will have broad authority to use the net proceeds of this offering for other general corporate purposes, including the acquisition and development of industrial and office properties, other opportunistic investments and the repayment of debt that may not be accretive to our results of operations.

If the transaction is not completed, these risks may materially adversely affect our business, financial condition, operating results, cash flows, including our ability to service debt and to make distributions to our shareholders, and the market price of our common shares.

If we are unable to successfully integrate the operations of the Portfolio, our business and financial results may be negatively affected.

The Portfolio Acquisition poses risks associated with acquisition activities. Such risks include, without limitation, the following:

•                  the inability to successfully integrate the operations, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the Portfolio Acquisition within the anticipated timeframe or at all;

•                  acquired properties may fail to perform as expected;

•                  certain acquired properties are located in a new market where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•                  diversion of our management’s attention away from other business concerns; and

•                  the acquired properties may subject us to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

We cannot assure you that we will be able to complete the integration of the Portfolio Acquisition without encountering difficulties or that any such difficulties will not have a material adverse effect on us. Failure to realize the intended benefits of the Portfolio Acquisition could have a material adverse effect on our financial condition, results of operations and the market price of our common shares.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated November 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: November 6, 2013	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated November 6, 2013.